Exhibit 5.1

                OPINION OF JENKENS & GILCHRIST PARKER CHAPIN LLP


                                                   September 26, 2003

Xybernaut Corporation
12701 Fair Lakes Circle
Fairfax, Virginia  22033

Gentlemen:

         We have acted as counsel to Xybernaut Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration for resale by the selling stockholders listed therein of 13,355,674 shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company. Of the 13,355,674 shares of Common Stock being registered, 9,131,016 shares are currently issued and outstanding (the "Shares") and 4,224,658 shares are issuable upon exercise of warrants by the selling stockholders (the "Warrants").

         In connection with the foregoing, we have examined originals or copies, satisfactory to us, of the Company's (i) Certificate of Incorporation and (ii) Bylaws. We have also reviewed such other matters of law and examined and relied upon all such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Company.

         Based upon and subject to the foregoing and the compliance with applicable state securities laws, we are of the opinion that (i) 9,131,016 shares of Common Stock currently outstanding are validly issued, fully paid and nonassessable and (ii) the remaining 4,224,658 shares of Common Stock being registered, if and when issued upon surrender of the Warrants and exercise and the payment of the exercise price as provided in the Warrants, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement.

                                    Very truly yours,

                                    /s/ Jenkens & Gilchrist Parker Chapin LLP

                                    JENKENS & GILCHRIST PARKER CHAPIN LLP